UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

Attitude Drinks Incorporated

(Exact name of registrant as specified in its charter)

Delaware	(000-52904)	65-0109088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

10415 Riverside Drive # 101, Palm Beach Gardens, Florida 33410-4237

(Address of principal executive offices) (Zip Code)

Telephone number: (561) 799-5053

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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Item 1.01.    Entry into a Material Definitive Agreement.

On July 15, 2010 the Company entered into a Subscription Agreement for a convertible debt financing in the principal gross amount of $900,000 with an interest rate of 10%. The due date for the notes is July 14, 2012.  One Class A Warrant was issued for every share which would be issued on the closing date assuming the complete conversion of the notes on the closing date at the conversion price. The exercise price to acquire a Warrant Share upon exercise of a Class A Warrant was equal to the closing bid price of the Company’s Common Stock on the day preceding the closing date.  These Class A Warrants are exercisable until five years after the issue date of the Warrants.

In addition, the Company engaged Perrin Holden & Davenport Capital Corp. to act as placement agent on the financing.  In connection with the financing, the due date on the Company’s existing debt was extended until March 31, 2011.  The net proceeds of the financing will be used for working capital.  Company insiders, Roy Warren, CEO, and Tommy Kee, CFO, agreed to lock-up their shares as part of the transaction.  Copies of the transaction documents are included as Exhibits to this Form 8-K.

Item 8.01.    Other Events.

On July 21, 2010, the Company issued a press release announcing the $900,000 financing.

A copy of the press release is furnished herewith as Exhibit 99.1 to this current report.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.20	Subscription Agreement dated July 15, 2010
10.21	Form of Convertible Promissory Note dated July 15, 2010
10.22	Form of Class A Warrant Agreement
10.23	First Amendment and Consent Agreement dated July 15, 2010

99.1	Press Release dated July 21, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2010

ATTITUDE DRINKS INCORPORATED

By: /s/ Roy G. Warren
Name: Roy G. Warren
Title: Chief Executive Officer

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